Exhibit 4.3

AMENDMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT

effective as of June 27, 2025

This Amendment, Assignment and Assumption Agreement (this “Agreement”) is entered into by and between Continental Stock Transfer & Trust Company, a New York corporation, as Rights Agent (the “Agent”), and United Maritime Corporation, a Marshall Islands corporation (the “Company”).

The Agent hereby agrees to assume and be bound by the terms of that certain Amended and Restated Shareholders’ Rights Agreement (the “Restated Rights Agreement”) dated as of December 27, 2023, by and between the Company and Equiniti Trust Company, LLC, as amended by this Agreement.

Effective as of the date hereof, the Restated Rights Agreement is hereby amended by deleting Section 7(a) thereof and substituting the following:

7. Exercise of Rights; Exercise Price; Expiration Date of Rights.

(a)
Subject to Sections 7(e), 23(b) and 24(b) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date and prior to the Close of Business on the Expiration Date by surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed (with such signature duly guaranteed, if required), to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the Exercise Price for each one one-thousandth of a Preferred Share (or, following a Triggering Event, other securities, cash or other assets as the case may be) as to which the Rights are exercised, and an amount equal to any tax or charge required to be paid under Section 9(e) hereof, by certified check, cashier’s check, bank draft or money order payable to the order of the Rights Agent.

Each of the representations, warranties and agreements contained in the Agreement are hereby made by the Agent as if made at the date of the Agreement with reference to the facts and circumstances existing on such date.

[Signature Page Follows]

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Stacy Aqui
Name: Stacy Aqui
Title: Vice President

Acknowledged and Agreed:

UNITED MARITIME CORPORATION

By:	/s/ Stamatios Tsantanis
Name: Stamatios Tsantanis
Title: Chief Executive Officer